                                                                   EXHIBIT 10.19

                             EMPLOYMENT AGREEMENT
                             --------------------


          THIS EMPLOYMENT AGREEMENT (the "Agreement") is made effective as of the 1st day of July, 1997 (the "Effective Date") by and between ZYDECO ENERGY, INC., a Delaware corporation (the "Company"), and NORMAN S. NEIDELL, an individual with an address of 10200 Richmond Avenue, Suite 200A, Houston, Texas 77042 (the "Employee").

          WHEREAS, the Company has proposed to engage the Employee as its Vice President of Innovation ("VP of Innovation");

          WHEREAS, the Company wishes to employ the Employee and the Employee desires to continue to work for the Company upon the terms and conditions set forth in this Agreement;

          NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the Company and the Employee agree as follows:

          1. Employment. The Company hereby agrees to employ the Employee and the Employee hereby agrees to work for the Company upon the terms and conditions set forth herein.

          2. Term of Employment. Subject to Section 6 hereof, this Agreement shall have a term of four (4) years (the "Initial Term") commencing on the Effective Date. Thereafter this Agreement shall continue in effect on a year to year basis unless terminated in accordance with Section 6 or by either party on written notice to the other party given no less than sixty (60) days.

          3.   Scope of Duties; Representations and Warranties.

          (a) The Employee shall be employed by the Company as its VP of Innovation. At all times, the Employee shall serve under the direction of the Vice Chairman of the Company, or if there is no Vice Chairman, the Chairman of the Board, and shall perform such services as the Vice Chairman (or the Chairman of the Board, as the case may be), in his sole discretion, shall deem appropriate.

          (b) So long as he is employed by the Company, the Employee shall devote his skill, energy and best efforts to the faithful discharge of his duties as an employee of the Company. The Employee agrees that in the provision of all services to the Company, he will comply with and follow all generally applicable or reasonable directives, policies, standards and regulations from time to time established by the Board of Directors of the Company.

          (c) The Employee represents and warrants that he is under no contractual or other restrictions or obligations which will in any way limit his activities on behalf of the Company.

          4.   Compensation.

          (a) The Company shall pay the Employee a salary at a rate equal to $150,000 per year (payable at such regular intervals as other employees of the Company are compensated in accordance with the Company's employment practices).

          (b) All payments of salary and other compensation to the Employee shall be made after deduction of any taxes which are required to be withheld with respect thereto under applicable federal and state laws.

          5.   Fringe Benefits; Expenses.

          (a) The Company shall, without duplication, provide Employee with any non-cash benefits provided by the Company to its other officers and key employees as they may exist from time to time. Such benefits shall include leave or vacation time (not less than two (2) weeks per year), medical and dental insurance, life insurance and other health care benefits, retirement and disability benefits as may hereafter be provided by the Company in accordance with its policies.

          (b) The Company will reimburse the Employee for all reasonable business expenses incurred by the Employee in the scope of his employment.

          6. Termination. The Employee's employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

          (a) Death. The Employee's employment hereunder shall terminate upon his death.

          (b) Disability. If, as a result of the Employee's incapacity due to physical or mental illness, the Employee shall have been absent from his duties hereunder on a substantial basis for a period of five consecutive months and within thirty (30) days after written notice of termination is given shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate the Employee's employment hereunder for "Disability."

          (c) Cause. The Company may terminate the Employee's employment hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Employee's employment hereunder upon the
     Employee's:

               (i)  conviction of the commission of a felony; or

               (ii) willful and continuing failure to substantially perform his duties hereunder (other than such failure resulting from the Employee's incapacity due to physical or mental illness or subsequent to the issuance of a notice of termination by the Employee for Good Reason) after demand for substantial performance is delivered by the Company in writing that specifically identifies the manner in which the Company believes the Employee has not substantially performed his duties and the Employee does not remedy such failure within thirty
          (30) days following receipt of such written notice;

               (iii) commission of fraud by the Employee against the Company, its affiliates or customers, including any misrepresentation on Employee's resume or regarding the terms of separation from any prior employer; or

               (iv) willful breach of any material provision of the Confidentiality Agreement dated the date hereof between the Company and Employee that is materially injurious to the Company or its subsidiaries, whether monetarily or otherwise.

     Cause shall not exist unless and until the Company has delivered to the Employee a copy of a resolution duly adopted by a majority of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the conduct set forth in this Section 6(c) occurred, and specifying the particulars thereof in detail.

          (d) Good Reason. The Employee may terminate his employment hereunder for "Good Reason" within ten (10) days after the expiration of the thirty
     (30) day period following written notice of such an occurrence, without the written consent of the Company, of one of the following events that has not been cured within thirty (30) days after written notice thereof has been given by the Employee to the Company:

               (i) the failure of a successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the Company's business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession, without regard to the 30 day notice provision above, shall be a breach of this Agreement; or

               (ii) a failure of the Company to comply with any other material provision of this Agreement.

          (e) Termination Without Cause. The Company may terminate the Employee without Cause at any time, subject to the terms of Sections 7(b) and 7(d) and any other applicable provisions of this Agreement.

          7.    Compensation Upon Termination or During Disability.

          (a) Disability Period. During any period that the Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), the Employee shall continue to receive his full base salary and annual bonus, if any, until his employment is terminated pursuant to Section 7(b), provided that payments so made to the Employee during the first 180 days of the Disability Period shall be reduced by the sum of the amounts, if any, payable to the Employee at or prior to the time of any such payment under the disability insurance policy provided for herein, under any disability benefit plans of the Company or under the Social Security disability insurance program, and which amounts were not previously applied to reduce any such payment.

          (b) Death, Disability Termination by Company (without Cause) or By Employee Pursuant to Section 6(d). If the Employee's employment is terminated by his death or his Disability then the Company shall continue to pay to the Employee (or his legal representatives or estate or as may be directed by the legal representatives of his estate, as the case may be) his then current salary, on the usual schedule for payment of the salary, for ninety (90) days after such termination. If the Employee's employment is terminated by the Company (without Cause) or by the Employee pursuant to Section 6(d), then the Company shall continue to pay to the Employee (or his legal representatives or estate or as may be directed by the legal representatives of his estate, as the case may be) his then current salary, on the usual schedule for payment of the salary, for the remainder of the Initial Term.

          The Company shall also continue to provide Employee, for the applicable period as indicated in the foregoing paragraph, the benefits then available to Employee and described in Section 5(a) above (to the extent the Company is legally able to provide such benefits). In the event that the Employee's participation in any such benefit plan is barred and the Employee is not otherwise entitled to be covered by a comparable benefit plan, the Company shall arrange to provide the Employee and his dependents with benefits substantially similar to those which the Employee and his dependents would otherwise have been entitled to receive under such plans and programs from which their continued participation is barred. The foregoing salary payments and benefits shall terminate prior to the time provided if Employee accepts employment, whether as an employee, a consultant or otherwise, during such period.

     The Company shall also pay Employee for any accrued and unpaid salary payments, expense reimbursements, and bonuses resulting from the occurrence of any performance milestones which have been achieved as of the date of termination and are owing as of the date of such termination; all of such above amounts shall be paid within thirty (30) days of such termination if not sooner.

     With respect to a termination in accordance with Section 6 above (other than Section 6(c)), Company and Employee agree that the receipt of all of the salary payments and benefits under Sections 7(b) and 7(d) shall constitute and act as liquidated damages and not as a penalty and as the exclusive remedy for any such termination. Employee hereby waives all rights (i) under Federal, state, local or common law relating to discrimination based upon age, sex, race or disability, and (ii) to sue the Company for any additional amounts other than those identified above resulting from the termination of this Agreement.

          (c) Cause or By Employee Other than Pursuant to Section 6(d). If the Employee's employment shall be terminated by the Company for Cause or by the Employee (other than pursuant to Section 6(d)) then:

          (i) the Company shall pay the Employee within thirty (30) days if not sooner his base salary (at the rate in effect at the time notice of termination is given) through the date of termination;

          (ii) except as specifically provided herein (including Section 7(d) below), Employee shall receive no further base salary or annual bonus and the Company shall have no additional obligation to the Employee under this Agreement.

          (d) Compensation Plans. Following any termination of Employee's employment, the Company shall pay the Employee all unpaid amounts, if any, to which the Employee is entitled as of the date of termination under any compensation plan or program of the Company, at the time such payments are due.

          8. No Mitigation. Nothing in Sections 6 and 7 of this Agreement shall require Employee to, or impose a duty on Employee to, seek alternative employment following a termination of his employment with the Company as a condition to the Company's obligation to pay the salary continuation payments and benefits provided in Sections 6 and 7 above.

          9.   Noncompetition.   The Employee agrees that he will not for one
year after the termination of his employment with the Company, directly or indirectly, solicit business, of the type in which the Company is then engaged, from any person (whether an individual or a business organization) who was, within two years prior to such termination, a customer (i.e., a party who paid funds to the Company other than investors) of the Company, or to whom the
Employee was introduced during the course of his engagement.   Employee
acknowledges that (i) he is an officer of the Company, (ii) he is involved in the development of the Company's products and services, (iii) it is intended that such products and services will be sold nationally and internationally,
(iv) a company producing products and services similar to those of the Company regardless of its geographic location is likely to jeopardize the Company's business and (v) the ability of the Company to attain its goals is likely to be materially jeopardized and its value reduced if Employee competes with the Company or assist other persons in competing with the Company. Employee agrees that during the term of his engagement with the Company and for a period of one year after termination of his employment by the Company he will not, directly or indirectly (through one or more intermediaries), whether individually, or as an officer, director, employee or consultant, compete in whole or in part with, or assist any corporation or business enterprise in competing in whole or in part with, the business then engaged in by the Company, nor will Employee directly or indirectly interfere with employees of the Company or suppliers, manufacturers, distributors, wholesalers or other such companies with which the Company transacts business for any purpose. Notwithstanding anything contained herein to the contrary, this Section 9 shall not be applicable if Employee is terminated without Cause or if Employee terminates this Agreement for Good Reason.

          10. Other Obligations. Notwithstanding anything contained herein to the contrary, Company and Employee agree that during the first six (6) months of the Initial Term Employee may devote a portion of his time to fulfilling Employee's existing obligations under various consulting agreements. Employee and Vice Chairman shall agree upon a monthly schedule regarding the proportion of Employee's time to be devoted to such obligations. Employee's salary shall be proportionately reduced during such period, and Employee agrees to pay to Company the same proportionate amount of the rent, utility, equipment costs and similar expenses, based on Wavefield Image, Inc.'s current obligations, incurred during such period.

          11.  Other Agreements.

          (a) Employee shall execute and comply with the Confidentiality Agreement in the form attached as Exhibit A hereto and incorporated herein by reference. Employee acknowledges that the terms of such Confidentiality Agreement are agreed to in consideration of the Company's agreement to employ Employee and the consideration set out in this Agreement.

          (b) The Company shall, to the fullest extent permitted by applicable Delaware law, and in accordance with the Company's Bylaws and Charter, indemnify Employee and hold him harmless from any cost, expense or liability arising out of or relating to any acts or decisions made by him in the course of performing his duties hereunder. Employee shall be added as an additional named insured under all appropriate insurance policies now in force or hereinafter obtained by the Company. Any termination of the Employee's employment or of this Agreement shall have no effect on the continuing operation of this Section.

          12. License Option Grant. If Employee serves as an employee for the entire Initial Term, or is terminated by the Company without Cause prior to the end of the Initial Term, then, upon termination of employment, Employee shall have an option to obtain a "Personal License," as defined below, to the "Wavefield Image Technology," as defined below, for a one time payment of Five Hundred Thousand Dollars ($500,000.00). The option must be exercised, and the payment made, within sixty
(60) days of termination of the Employee's employment. If not exercised and paid within such period, the option shall terminate. The payment may be made in cash or by delivery of shares of Zydeco Energy, Inc. common stock. Such shares shall be valued at the average of the closing bid price on a national exchange, or if not traded on a national exchange, on a Nasdaq market, for the twenty days preceding the payment date; if shares of Zydeco Energy, Inc. common stock are not so listed or quoted, the payment must be made in cash.

     "Personal License" shall mean a personal, nonexclusive, worldwide license to use the Wavefield Image Technology for (i) analysis of seismic data as a service to third parties subject to the limitations below and (ii) analysis of seismic data from properties in which Employee has at least a twenty-five percent (25%) interest in the property or mineral rights or in the entity owning the property or mineral rights. If the licensed rights are used to provide services to third parties, such services may only be rendered in exchange for payment in cash and not in exchange for a property or royalty interest or any other form of consideration unless consented to in writing; provided further, Employee may not in any one year sell an amount of such services the "Net Price" of which exceeds One Million Dollars ($1,000,000). "Net Price" shall mean the gross price Employee charges for the service less any costs of required computer processing time included in the gross price. The Company shall be entitled to audit Employee's books and records relating to the sale of services and use of the licensed technology to confirm compliance with the restrictions herein. In addition to the foregoing limitations, whenever Employee desires to exercise its rights under (ii) above, it shall first notify the Company in writing of the country or U.S. state in which the property is located. If the Company is currently involved in a project using the Wavefield Image Technology (a "Project"), or is considering in good faith to commence a Project within one year of such notice, in such country or U.S. state, Employee may not exercise the licensed rights in such country or U.S. state unless the Company consents in writing. The Personal License shall not include the right to sublicense, assign or otherwise transfer, directly or indirectly, the licensed rights to any other
person.   The Personal License shall automatically terminate upon the earlier of
Employee's breach of any of the license restrictions or his death.  Within sixty
(60) days of Employee's exercise of the foregoing option, the parties shall execute a license agreement memorializing the Personal License. Such license agreement shall include such other terms as are customary for such agreements.

     "Wavefield Image Technology" shall mean all technology owned by Wavefield Image, Inc. as of the date hereof and such improvements thereto as are developed primarily by Employee during his employment, and the source code for software applying such technology to seismic analysis.

          13. Notice. (a) All notices, requests, demands and other communications required by or permitted under this Agreement shall be in writing and shall be sufficiently delivered if delivered by hand, by courier service, or sent by registered or certified mail, postage prepaid, to the parties at their respective addresses listed below:

          (b) If to the Employee, to the address set out in the beginning of this Agreement;

          (c)  If to the Company:

               Zydeco Energy, Inc.
               1710 Two Allen Center
               Houston, Texas  77002
               Attention: Chairman

Either party may change such party's address by such notice to the other party.

          14. Assignment. This Agreement is personal to the Employee, and he shall not assign any of his rights or delegate any of his duties hereunder without the prior written consent of the Company. The Company shall have the right to assign this Agreement, subject to the provisions of Section 6(d)(i) hereof, to a successor in interest in connection with a merger, sale of substantially all assets, or similar transaction.

          15. Survival. The provisions of this Agreement shall survive the termination of the Employee's employment hereunder in accordance with their terms.

          16. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Texas, without regard to its conflicts of laws principles. The parties agree that venue and jurisdiction shall be proper with the state and/or federal courts situated in Houston, Texas to hear any disputes arising under this Agreement.

          17. Binding Upon Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. All rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devices and legatees.

          18. Entire Agreement. This Agreement and the exhibit hereto constitute the entire agreement between the Company and the Employee with respect to the terms of employment of the Employee by the Company and supersedes all prior agreements and understandings, whether written or oral, between them concerning such terms of employment except for any contemporaneous written letter agreements signed by the parties.

          19.  Waiver and Amendments; Cumulative Rights and Remedies.

          (a) This Agreement may be amended, modified or supplemented, and any obligation hereunder may be waived, only by a written instrument executed by the parties hereto. The waiver by either party of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach.

          (b) No failure on the part of any party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy by such party preclude any other or further exercise thereof or the exercise of any other right or remedy. All rights and remedies hereunder are cumulative and are in addition to all other rights and remedies provided by law, agreement or otherwise.

          20. Severability. Wherever there is any conflict between any provision of this Agreement and any statute, law, regulation or judicial precedent, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law. In the event that any part, section, paragraph or clause of this Agreement shall be held by a court of proper jurisdiction to be indefinite, invalid or otherwise unenforceable, the entire Agreement shall not fail on account thereof, but the balance of the Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intention of the parties or would result in an unconscionable injustice.

          21. Arbitration. Upon the demand of either party, whether made before or after the institution of any judicial proceeding, any Dispute shall be resolved by binding arbitration in accordance with the terms of the arbitration provisions contained on Annex "A" attached hereto and incorporated herein for all purposes. Either party to this Agreement may, by summary proceedings (e.g., a plea in abatement or motion to stay further proceedings), bring any action in court to compel arbitration of any Dispute. Either party who fails or refuses to submit to binding arbitration following a lawful demand by the other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any Dispute.

          22. Counterparts. This Agreement may be executed in one or more counterparts each of which shall be an original but all of which taken together shall constitute one and the same instrument.


          IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement effective as of the date first above written.

                                    ZYDECO ENERGY, INC.


                                    By:  /s/ EDWARD R. PRINCE, JR.
                                         ----------------------------
                                    Name:   Edward R. Prince, Jr.
                                          ---------------------------
                                    Title:  Vice Chairman
                                          ---------------------------


                                    EMPLOYEE:


                                    /s/ NORMAN S. NEIDELL
                                    ---------------------------------
                                    Norman S. Neidell

                                   ANNEX "A"

                            ARBITRATION PROVISIONS
                            ----------------------

(a) All Disputes between the parties submitted to arbitration shall be resolved by binding arbitration administered by the American Arbitration Association (the "AAA") in accordance with, and in the following order of priority: (i) the terms of these arbitration provisions; (ii) the Commercial Arbitration Rules of the AAA; (iii) the Federal Arbitration Act (Title 9 of the United States Code); and (iv) to the extent the foregoing are inapplicable, unenforceable or invalid, the Laws of the State of Texas. The validity and enforceability of these arbitration provisions shall be determined in accordance with this same order of priority. In the event of any inconsistency between these arbitration provisions and such rules and statutes, these arbitration provisions shall control. Judgment upon any award rendered hereunder shall be entered in any court having jurisdiction.

(b) All statutes of limitation applicable to any Dispute shall apply to any proceeding in accordance with these arbitration provisions.

(c) Arbitrators are empowered to resolve Disputes by summary rulings substantially similar to summary judgments and motions to dismiss. Arbitrators shall resolve all Disputes in accordance with the applicable substantive Law. Any arbitrator selected shall be required to be experienced and knowledgeable in the substantive Laws applicable to the subject matter of the Dispute. A single arbitrator shall be chosen by mutual agreement of the parties and shall resolve the Dispute. In such case, the arbitrator shall be required (unless all parties to the proceeding shall otherwise agree in writing) to make specific, written findings of fact and conclusions of law and shall have the authority to issue monetary or other awards, including all amounts properly payable and costs, fees and expenses. In the event the parties cannot agree on the selection of a single arbitrator, each party shall select an arbitrator, which two arbitrators shall then select a third arbitrator, which panel of three arbitrators so selected (an "Arbitration Panel") shall resolve the Dispute. Disputes resolved by an Arbitration Panel shall be decided by a majority vote of a panel of three arbitrators, the determination of any two of the three arbitrators constituting the determination of the Arbitration Panel; provided, however, that all three arbitrators on the Arbitration Panel must actively participate in all hearings and deliberations. Arbitrators, including any Arbitration Panel, may grant any remedy or relief deemed just and equitable and within the scope of these arbitration provisions and may also grant such ancillary relief as is necessary to make effective any award. Arbitration Panels shall be required (unless all parties to the proceeding shall otherwise agree in writing) to make specific, written findings of fact and conclusions of law. The determination of an arbitrator or Arbitration Panel shall be binding on all parties and shall not be subject to review or appeal.

(d) To the maximum extent practicable, the AAA, the arbitrator (or the Arbitration Panel, as appropriate) and the parties shall take any action necessary to require that an arbitration proceeding hereunder shall be concluded within 60 days of the filing of the Dispute with the AAA. Unless the parties shall agree otherwise, arbitration proceedings hereunder shall be conducted in Houston, Texas. Arbitrators shall be empowered to impose sanctions, permit or order depositions and discovery and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure and applicable law. With respect to any Dispute, each party agrees that all discovery activities shall be expressly limited to matters directly relevant to the Dispute and any arbitrator, Arbitration Panel and the AAA shall be required to fully enforce this requirement. The provisions of these arbitration provisions shall survive any termination, amendment or expiration of this Agreement, unless the parties otherwise expressly agree in writing. To the extent permitted by applicable Law, arbitrators, including any Arbitration Panel, shall have the power to award recovery of all costs and fees (including attorneys' fees, administrative fees and arbitrators' fees) to the prevailing party or, if no clear prevailing party, as the arbitrator (or Arbitration Panel, if applicable) shall deem just and equitable. Each party agrees to keep all Disputes and arbitration proceedings strictly confidential, except for disclosures of information required by applicable Law.